Exhibit 99.1

For immediate release.	Contact:	Michael Martens
913.307.1070

Mediware Delivers Record Revenue and Doubles Earnings in FY 2010

Acquisitions complement core business to achieve strong results

LENEXA, KS   SEPTEMBER 8, 2010 – Mediware Information Systems, Inc. (NASDAQ: MEDW) today reported that revenues for the fourth quarter ended June 30, 2010 were $13.3 million, a 25 percent increase over the $10.6 million reported for the fourth quarter one year ago. Fourth-quarter earnings per diluted share rose to $0.12, a 71 percent increase over the $0.07 per diluted share reported in the same period in fiscal 2009.

For the full fiscal year Mediware reported revenues of $47.6 million, a 17 percent increase over the $40.7 million reported for fiscal year 2009. Full year earnings per diluted share were $0.41, more than doubling the $0.20 per diluted share generated a year ago.

“Our medication management products, along with our acquisitions, were the primary drivers behind our revenue growth,” said Thomas Mann, Mediware’s president and chief executive officer. “While delivering strong operating results, we also invested heavily in future growth by increasing our R&D spend by nearly a million dollars.”

Mediware’s acquisition activity continued during the fiscal year and complemented the Company’s growth strategies. This included the December 14, 2009 acquisitions of Healthcare Automation, Inc. (HAI) and Advantage Reimbursement, Inc. (ARI). In March 2010 Mediware also acquired Knowledge-Forge, Inc., a provider of compliance management and e-learning technologies to blood centers and hospital blood banks. Knowledge-Forge’s product, which is uniquely positioned for FDA-regulated environments, has already been integrated with key blood center focused products and is being marketed as KnowledgeTrak.

Other highlights for the year include:

•	Increased cash by $2.5 million to $23.3 million;

•	Expanded WORx behavioral health sales with the addition of five state hospitals;

•	Launched InSight Performance Management add-on solutions for existing blood and medication management products;

•	Increased BloodSafe sales and implementations;

•	Added a senior vice president to focus on business development; and

•	Launched Alternate Care Solutions to focus expertise in home care services.

The Company will host a teleconference at 10:00 am Eastern Time (9:00 am Central Time) today to present the results.  There will be a question-and-answer session directly following the presentation.

To access the conference call discussing the company’s results, please call (866) 601-3860 (internationally use 706-643-4553). The conference ID for the call is 96343499.

A replay of the call will be available after the call’s completion for 5 days at 800-642-1687 (direct dial 706-645-9291). The conference ID required for accessing the playback is 96343499.  After 5 days, the replay will be available in the investor relations section of the company’s web site: www.mediware.com.

Fiscal 2010 and 2009 Quarterly Earnings Operating Statement Highlights (in thousands):

	Quarter Ended June 30,
	2010	2009

Total Revenue	$13,250	$10,635
Gross Profit	$8,894	$7,081
Net Income	$949	$570
Earnings Per Diluted Share	$0.12	$0.07

Fiscal 2010 and 2009 Annual Operating Statement Highlights (in thousands):

	Year Ended June 30,
	2010	2009

System Sales	$10,918	$10,091
Services	$36,698	$30,594
Total Revenue	$47,616	$40,685
Operating Expenses	$42,999	$38,535
Operating Income	$4,617	$2,150
Net Income	$3,242	$1,574
Earnings Per Diluted Share	$0.41	$0.20

Condensed Balance Sheet Highlights (in thousands):

	Period Ended June 30,
	2010	2009

Cash and Cash Equivalents	$23,340	$20,865
Working Capital	$18,726	$18,273
Stockholders’ Equity	$46,700	$41,897

About Mediware

Mediware delivers interoperable best of breed software systems that improve efficiencies and address safety concerns to enable healthcare organizations to improve care processes while decreasing costs. Core Mediware solutions include blood management technologies for hospitals and blood centers; medication management solutions for hospitals, behavioral health facilities, infusion and specialty pharmacy providers; and business intelligence based performance management solutions for clinical, regulatory and financial aspects of the broader healthcare market. For more information about Mediware products and services, visit our web site at www.mediware.com.

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Certain statements in this press release may constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, as the same may be amended from time to time (the "Act") and  are intended to be covered by the safe harbor created thereby.  Such forward-looking statements are not necessarily based on historical facts and involve known and unknown risks, uncertainties and other factors which may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward looking statements.  These risk and uncertainties include but are not limited to those disclosed in the Company's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.     The Company does not intend to, and undertakes no obligation to, update forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial condition or business over time.  The Company regularly posts important information to the investor relations section of its website.